Exhibit 10.2

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT, dated as of April 7, 2006 (this “Amendment”), is by and among NCI BUILDING SYSTEMS, INC., a Delaware corporation (the “Borrower”), certain Domestic Subsidiaries of the Borrower party hereto (the “Guarantors”), the Lenders party hereto and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantors, the Lenders party thereto, and the Administrative Agent are parties to that certain Credit Agreement dated as of June 18, 2004 (as previously amended and modified and as further amended, modified, supplemented or restated from time to time, the “Credit Agreement”; capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement unless otherwise defined herein);

WHEREAS, the Credit Parties have requested the Required Lenders amend certain provisions of the Credit Agreement; and

WHEREAS, the Required Lenders are willing to make such amendments to the Credit Agreement, subject to the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1

AMENDMENTS

1.1 New Definitions. The following definition is hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

“Initial Tranche B Term Loan” shall have the meaning set forth in Section 2.2(a).

“Initial Tranche B Term Loan Commitment Percentage” shall mean, for any Tranche B Term Loan Lender, the percentage identified as its Tranche B Term Loan Commitment Percentage on Schedule 2.1(a) as of the Closing Date, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6.

“Initial Tranche B Term Loan Committed Amount” shall have the meaning set forth in Section 2.2(a).

“Initial Tranche B Term Loan Funding Date” shall mean the date upon which all the conditions precedent to the funding of the Initial Tranche B Term Loan (including, without limitation, the requirements set forth in Sections 2.2, 4.1 and 4.3) shall have been satisfied; provided, that the Initial Tranche B Term Loan Funding Date shall occur no later than sixty (60) days after the Closing Date.

“New Tranche B Term Loan” shall have the meaning set forth in Section 2.2(a).

“New Tranche B Term Loan Commitment Percentage” shall mean, for any Term Loan Lender, the percentage identified as its New Tranche B Term Loan Commitment Percentage on Schedule 2.1(a)(i) as of the Third Amendment Effective Date, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6.

“New Tranche B Term Loan Committed Amount” shall have the meaning set forth in Section 2.2(a).

“Permitted Acquisition” shall mean (a) the Mexico Acquisition, (b) the Robertson-Ceco II Corporation Acquisition and (c) an acquisition or any series of related acquisitions by a Credit Party of (i) all or substantially all of the assets or a majority of the outstanding Voting Stock or economic interests of a Person that is incorporated, formed or organized in the United States or (ii) any division, line of business or other business unit of a Person that is incorporated, formed or organized in the United States (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.4 hereof, so long as (A) no Default or Event of Default shall then exist or would exist after giving effect thereto, (B) the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to the acquisition on a pro forma basis, the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9 and (C) the Administrative Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest (subject to Permitted Liens) in all Collateral (including, without limitation, Capital Stock) acquired with respect to the Target in accordance with the terms of Sections 5.10 and 5.12 and the Target, if a Person, shall have executed a Joinder Agreement in accordance with the terms of Section 5.10.

“Third Amendment Effective Date” shall mean April 7, 2006.

“RCC Credit Parties” shall mean each of Robertson-Ceco II Corporation and its Domestic Subsidiaries.

“Robertson-Ceco II Corporation” shall mean Robertson-Ceco II Corporation, a Delaware corporation.

“Robertson-Ceco II Corporation Acquisition” shall mean the acquisition of Robertson-Ceco II Corporation and its Subsidiaries pursuant to the Robertson-Ceco II Corporation Acquisition Documents.

“Robertson-Ceco II Corporation Acquisition Documents” shall mean the Robertson-Ceco II Corporation Stock Purchase Agreement and each other agreement executed and delivered by the Credit Parties in connection with the consummation of the Robertson-Ceco II Corporation Acquisition, each as amended, modified or supplemented.

“Robertson-Ceco II Corporation Stock Purchase Agreement” shall mean the Stock Purchase Agreement, dated as of February 21, 2006, among the Borrower, as buyer, Robertson-Ceco Corporation, a Delaware corporation, as seller and The Heico Companies, L.L.C., a Delaware limited liability company.

1.2 Replacement Definitions. The following definitions set forth in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Consolidated EBITDA” shall mean, for any period, for the Borrower and its Subsidiaries, on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income for such period, plus (b) without duplication and to the extent deducted in determining Consolidated Net Income for any period, (i) Consolidated Interest Expense for such period, plus (ii) federal, state, local and foreign income taxes for such period, plus (iii) depreciation and amortization expenses for such period, plus (iv) non-cash contributions during such period to 401(k) and other employee benefit plans, plus (v) non-cash restructuring charges during such period plus (vi) the transaction costs and expenses incurred in connection with this Credit Agreement plus (vii) the premium paid with respect to the prepayment of the Senior Subordinated Notes in an amount not to exceed $5,800,000, plus (viii) the non-cash write-off of the remaining deferred financing costs related to the Existing Credit Agreement and the Senior Subordinated Notes in an amount not to exceed $4,100,000 plus (ix) non-cash charges for share-based compensation expense associated with SFAS 123R which requires the fair value method of accounting for share-based compensation transactions minus (x) the portion of any non-cash charges previously added back to Consolidated Net Income in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period; provided, however, in no event shall the non-cash contributions referred to in subsection (b)(iv) above exceed $7,500,000 in an aggregate amount during any four consecutive fiscal quarter period. Except as otherwise specified, the applicable period shall be for the four consecutive quarters ending as of the date of computation.

“Excess Cash Flow” shall mean, for any period, for the Borrower and its Subsidiaries, on a consolidated basis, an amount equal to (without duplication) the sum of (a) Consolidated EBITDA for such period, minus (b) actual Consolidated Capital Expenditures for such period, minus (c) Consolidated Interest Expense for such period, minus (d) federal, state, local and foreign income taxes paid in cash for such period, minus (e) scheduled payments and voluntary prepayments of Indebtedness (excluding (i) prepayments of the Revolving Loans unless they result in a pro rata reduction of the Revolving Committed Amount and (ii) voluntary prepayments of the Term Loan made during such period pursuant to Section 2.8(a)) during such period, minus (f) Restricted Payments made hereunder during such period, minus (g) any increases in Working Capital for such period, plus (h) any decreases in Working Capital for such period, minus (i) the non-financed cash portion of the consideration paid for any Permitted Acquisition paid during such period.

“Tranche B Term Loan Commitment” shall mean, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make its portion of (a) the Initial Tranche B Term Loan on the Initial Tranche B Term Loan Funding Date in a principal amount equal to such Tranche B Term Loan Lender’s Initial Tranche B Term Loan Commitment Percentage of the Initial Tranche B Term Loan Committed Amount and/or (b) the New Tranche B Term Loan on the Third Amendment Effective Date in a principal amount equal to such Tranche B Term Loan Lender’s New Tranche B Term Loan Commitment Percentage of the New Tranche B Term Loan Committed Amount, as appropriate.

“Tranche B Term Loan Commitment Percentage” shall mean, for any Term Loan Lender, (a) on or prior to the Third Amendment Effective Date, (x) the percentage identified as its Tranche B Term Loan Commitment Percentage on Schedule 2.1(a) or (y) the percentage identified as its New Tranche B Term Loan Commitment Percentage in Schedule 2.1(a)(i), as applicable and (b) on or after the Third Amendment Effective Date (after giving effect to the Third Amendment and the funding of the New Tranche B Term Loan), the percentage equal to such Term Loan Lender’s portion of the outstanding Tranche B Term Loan divided by the aggregate outstanding principal amount of the Tranche B Term Loan, in each case as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6.

“Tranche B Term Loan Committed Amount” shall mean the Initial Tranche B Term Loan Committed Amount and/or the New Tranche B Term Loan Committed Amount, as appropriate.

1.3 Definition of Permitted Investments – General Basket. Clause (viii) of the definition of Permitted Investments is hereby amended and restated in its entirety to read as follows:

(viii) additional loan advances and/or Investments in an aggregate amount not to exceed $20,000,000 at any time outstanding;

1.4 Definition of Permitted Investments – Canadian Subsidiary. The definition of Permitted Investments is hereby amended by adding a new clause (ix) to read as follows and by making the appropriate grammatical and punctuation changes thereto:

(ix) loans, Investments and/or advances to Robertson Building Systems Limited, an Ontario, Canada company, which when combined with outstanding Indebtedness permitted under Section 6.1(i) (without duplication) does not to exceed $20,000,000 in the aggregate.

1.5 Definition of Permitted Liens – Acquired Assets. Clause (x) of the definition of Permitted Liens is hereby amended and restated in its entirety to read as follows:

(x) Liens on the assets of any entity existing at the time such assets are acquired by the Borrower or any Subsidiary or at the time such entity becomes a Subsidiary or is merged or consolidated into the Borrower or any Subsidiary in connection with a Permitted Acquisition, whether by merger, consolidation, purchase of assets or otherwise so long as (i) such Liens (A) are not created, incurred or assumed in contemplation of such assets being acquired by the Borrower or any Subsidiary, and (B) do not extend to any other assets of the Borrower or any Subsidiary or at the time of such Permitted Acquisition; and (ii) the amount of Indebtedness secured by all such Liens shall not exceed $15,000,000 in aggregate principal amount at any time; and

1.6 Definition of Permitted Liens – Foreign Subsidiary. The definition of Permitted Liens is hereby amended by adding a new clause (xii) to read as follows and by making the appropriate grammatical and punctuation changes thereto:

(xii) Liens on the assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted by Section 6.1 to non-Affiliates.

1.7 Tranche B Term Loan. Section 2.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 2.2 Tranche B Term Loan.

(a) Tranche B Term Loan. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Term Loan Lender severally agrees to make available to the Borrower (i) on the Initial Tranche B Term Loan Funding Date such Term Loan Lender’s Initial Tranche B Term Loan Commitment Percentage of a term loan in Dollars (the “Initial Tranche B Term Loan”) in the aggregate principal amount of TWO HUNDRED MILLION DOLLARS ($200,000,000) (the “Initial Tranche B Term Loan Committed Amount”) and (ii) on the Third Amendment Effective Date, such Term Loan Lender’s New Tranche B Term Loan Commitment Percentage of a term loan in Dollars (the “New Tranche B Term Loan”; and together with the Initial Tranche B Term Loan, the “Tranche B Term Loan”) in the aggregate principal amount of TWO HUNDRED MILLION DOLLARS ($200,000,000) (the “New Tranche B Term Loan Committed Amount”), in each case for the purposes hereinafter set forth. The Tranche B Term Loan may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request. LIBOR Rate Loans shall be made by each Term Loan Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office. Amounts repaid or prepaid on the Tranche B Term Loan may not be reborrowed.

(b) Repayment of Tranche B Term Loan. As of the Third Amendment Effective Date, after giving effect to the New Tranche B Term Loan, the outstanding principal balance of the Tranche B Term Loan is $392,000,000. From and after the Third Amendment Effective Date, the principal amount of the Tranche B Term Loan shall be repaid in eighteen (18) consecutive quarterly installments (as reduced pursuant to Section 2.8) as follows:

Principal Amortization Payment Date	Tranche B Term Loan Principal Amortization Payment
May 1, 2006	$1,018,134.72
August 1, 2006	$1,018,134.72
November 1, 2006	$1,018,134.72
February 1, 2007	$1,018,134.72
May 1, 2007	$1,018,134.72
August 1, 2007	$1,018,134.72
November 1, 2007	$1,018,134.72
February 1, 2008	$1,018,134.72
May 1, 2008	$1,018,134.72
August 1, 2008	$1,018,134.72
November 1, 2008	$1,018,134.72
February 1, 2009	$1,018,134.72
May 1, 2009	$1,018,134.72
August 1, 2009	$1,018,134.72
November 1, 2009	$1,018,134.72
February 1, 2010	$1,018,134.72
May 1, 2010	$1,018,134.72
Tranche B Term Loan Maturity Date	$374,691,709.84 or the remaining principal amount of the Tranche B Term Loan

(c) Interest on the Tranche B Term Loan. Subject to the provisions of Section 2.9, the Tranche B Term Loan shall bear interest as follows:

(i) Alternate Base Rate Loans. During such periods as the Tranche B Term Loan shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and

(ii) LIBOR Rate Loans. During such periods as the Tranche B Term Loan shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

Interest on the Tranche B Term Loan shall be payable in arrears on each Interest Payment Date.

(d) Tranche B Term Notes. The Borrower’s obligation to pay each Term Loan Lender’s portion of the Tranche B Term Loan shall be evidenced, upon such Term Loan Lender’s request, by a Tranche B Term Note made payable to such Lender in substantially the form of Schedule 2.2(d).

1.8 LOC Committed Amount. Section 2.3(a)(i) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(i) the aggregate amount of LOC Obligations shall not at any time exceed FIFTY MILLION DOLLARS ($50,000,000) (the “LOC Committed Amount”),

1.9 Incremental Facility. The first sentence in Section 2.5 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Subject to the terms and conditions set forth herein, the Borrower shall have the right, at any time and from time to time, to incur additional Indebtedness under this Credit Agreement in the form of one or more additional term loan facilities (each an “Incremental Facility”) by an aggregate amount of up to $180,000,000.

1.10 Optional Prepayments. The third sentence of Section 2.8(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

To the extent that the Borrower elects to prepay the Tranche B Term Loans, amounts prepaid under this Section 2.8(a) shall be applied to the scheduled installments of principal payable with respect to the Tranche B Term Loans, in the direct order of their maturity, each such application to be made, first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities.

1.11 Excess Cash Flow Mandatory Prepayment. Section 2.8(b)(ii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(ii) Excess Cash Flow. Within (A) ninety (90) days or (B) if the Borrower enters into a binding letter of intent for a Permitted Acquisition by the end of such ninety day period, 180 days, after the end of each fiscal year (commencing with the fiscal year ending October 29, 2005), the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations in an amount equal to the sum of (I) 50% of the Excess Cash Flow earned during such prior fiscal year minus (II) the aggregate amount of voluntary prepayments of the Term Loans made during such prior fiscal year pursuant to Section 2.8(a) minus (III) in the event of a prepayment made pursuant to clause (B) above, the non-financed cash portion of the consideration paid for any such Permitted Acquisition that is consummated in such 180 day period; provided, however, that if the Leverage Ratio is less than or equal to 2.50 to 1.0 as of the end of any fiscal year, the Borrower shall not be required to prepay the Loans and/or cash collateralize the LOC Obligations on account of the Excess Cash Flow earned during such prior fiscal year. Any payments of Excess Cash Flow shall be applied as set forth in clause (vii) below.

1.12 Asset Disposition Mandatory Prepayment. Section 2.8(b)(iii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(iii) Asset Dispositions. Promptly following any Asset Disposition (or related series of Asset Dispositions), the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds derived from such Asset Disposition (or related series of Asset Dispositions) (such prepayment to be applied as set forth in clause (vii) below); provided, however, that such Net Cash Proceeds shall not be required to be so applied (A) until the aggregate amount of Asset Dispositions in any fiscal year is equal to or greater than $2,500,000 and (B) to the extent the Borrower delivers to the Administrative Agent a certificate stating that it intends to use such Net Cash Proceeds to acquire fixed or capital assets (including fixed or capital assets acquired by reason of a Permitted Acquisition) which will become Collateral in replacement of the disposed assets within 180 days of the receipt of such Net Cash Proceeds, it being expressly agreed that any Net Cash Proceeds not reinvested within such 180 day period shall be applied to repay the Loans and/or cash collateralize the LOC Obligations immediately thereafter.

1.13 Recovery Event Mandatory Prepayment. Section 2.8(b)(vi) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(vi) Recovery Event. To the extent Net Cash Proceeds received in connection with any Recovery Event are not used to acquire fixed or capital assets in replacement of the assets subject to such Recovery Event within 180 days of the receipt of such Net Cash Proceeds, immediately following the 180th day occurring after the receipt of such Net Cash Proceeds, the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to one hundred percent (100%) of such Net

Cash Proceeds not so used (such prepayment to be applied as set forth in clause (vii) below); provided that the Net Cash Proceeds from Recovery Events in any fiscal year shall not be required to be so applied until the aggregate amount of such Net Cash Proceeds is equal to or greater than $2,500,000.

1.14 Financial Covenant. Section 5.9(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d) Reserved.

1.15 Indebtedness. Section 6.1 of the Credit Agreement is hereby amended by adding new clauses (i) and (j) to read as follows and by making the appropriate grammatical and punctuation changes thereto:

(i) Indebtedness owing from Robertson Building Systems Limited, an Ontario, Canada company, which when combined with Investments permitted under clause (ix) of the definition of Permitted Investments (without duplication) does not to exceed $20,000,000 in the aggregate; and

(j) Indebtedness owing from Robertson Building Systems Limited, an Ontario, Canada Company, to the Borrower.

1.16 Consolidation, Merger, Sale or Purchase of Assets, etc. Sections 6.5(a)(ii) and (iv) of the Credit Agreement are hereby amended and restated in its entirety to read as follows:

(ii) (A) the disposition of property or assets as a result of a Recovery Event to the extent the Net Cash Proceeds therefrom are used to repay Loans pursuant to Section 2.8(b)(vi) or repair or replace damaged property or to purchase or otherwise acquire new assets or property in accordance with the terms of Section 2.8(b)(vi) and (B) the sale, transfer, lease or other disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of the Credit Parties or any of their Subsidiaries, as appropriate, in its reasonable discretion, so long as the Net Cash Proceeds therefrom are used to repair or replace damaged property or to purchase or to otherwise acquire new assets or property, provided that such purchase or acquisition is committed to within 180 days of receipt of the net proceeds and such purchase or acquisition is consummated within 270 days of receipt of such proceeds;

(iv) the lease of property or assets with a book value (at the time of any such lease) not to exceed $40,000,000 in the aggregate over the term of this Agreement from a Credit Party to a Subsidiary that is not a Guarantor; provided that such lease is (A) an operating lease for fair market value and (B) the ownership rights in the property or assets are retained by a Credit Party;

1.17 Consolidation, Merger, Sale or Purchase of Assets Pursuant to Section 6.5(b). Sections 6.5(a) of the Credit Agreement is hereby amended by adding a new clause (ix) to read as follows and by making the appropriate grammatical and punctuation changes thereto:

(ix) any consolidation or merger permitted by Section 6.5(b).

1.18 Ownership of Subsidiaries; Restrictions. Section 6.8 of the Credit Agreement is hereby amended by adding a new clause (c) to read as follows and by making the appropriate grammatical and punctuation changes thereto:

(c) Foreign Subsidiaries created, formed or acquired pursuant to Section 6.5(b),

1.19 Limitation on Restricted Actions. Section 6.10(e)(iii) of the Credit Agreement are hereby amended and restated in its entirety to read as follows:

(iii) any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c) or Section 6.1(i) (other than Indebtedness owing to an Affiliate); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, or

1.20 Restricted Payments. Sections 6.11(c) and (e) of the Credit Agreement are hereby amended and restated in its entirety to read as follows:

(c) the Borrower may repurchase shares of its Capital Stock in respect of employee benefit plans and stock options in an aggregate amount not to exceed $10,000,000 during any fiscal year,

(e) so long as no Default or Event of Default shall have occurred and be continuing and the Borrower demonstrates pro forma compliance with the financial covenants set forth in Section 5.9 (i) the Borrower may repurchase shares of its Capital Stock and/or pay cash dividends in an aggregate amount not to exceed $80,000,000 from and after the Third Amendment Effective Date through the term of this Agreement to the extent the Borrower can demonstrate on a pro forma basis that the Senior Leverage Ratio shall be less than or equal to the ratio that is 0.25 lower than the applicable ratio then required under Section 5.9(b) or (ii) the Borrower may repurchase shares of its Capital Stock and/or pay cash dividends to the extent the Borrower can demonstrate on a pro forma basis that the Total Leverage Ratio shall be less than or equal to 2.75 to 1.0,

1.21 No Further Negative Pledges. Section 6.12(b) of the Credit Agreement are hereby amended and restated in its entirety to read as follows:

(b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c) or Section 6.1(i) (other than the Indebtedness owing to an Affiliate); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, and

1.22 Schedule 2.1(a)(i). Schedule 2.1(a)(i) is hereby added to the Credit Agreement in the form as set forth on Exhibit A to this Amendment.

SECTION 2

CLOSING CONDITIONS

2.1 Closing Conditions.

This Amendment shall become effective at such time as the following conditions shall have been satisfied (in form and substance reasonably acceptable to the Administrative Agent):

(a) Executed Documents. Receipt by the Administrative Agent of (i) counterparts of this Amendment executed by a duly authorized officer of each Credit Party and the Administrative Agent, on behalf of the Required Lenders, (ii) counterparts of a Joinder Agreement (including revised Schedules to the Credit Agreement and Security Documents) executed by duly authorized officers of each of the RCC Credit Parties, the Borrower and the Administrative Agent (the “Robertson-Ceco II Corporation Joinder Agreement”), (iii) for the account of each Term Loan Lender requesting a Tranche B Term Note, a Tranche B Term Note, and (iv) executed consents (each a “Lender Consent”), substantially in the form of Exhibit B attached hereto, from each Term Loan Lender holding a portion of the New Tranche B Term Loan and the Required Lenders authorizing the Administrative Agent to enter into this Amendment on their behalf.

(b) Authority Documents. Receipt by the Administrative Agent of:

(i) Articles of Incorporation; Partnership Agreement. Copies of the articles of incorporation, partnership agreement, or other charter documents of each Credit Party (including each of the RCC Credit Parties) certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its organization or formation.

(ii) Resolutions. Copies of resolutions of the board of directors or other comparable governing body of (a) each Credit Party approving and adopting this Amendment, the transactions contemplated herein and authorizing execution and delivery hereof, certified by an officer of such Credit Party as of the date hereof to be true and correct and in force and effect as of such date and (b) each of the RCC Credit Parties approving and adopting the Robertson-Ceco II Corporation Joinder Agreement, the transactions contemplated therein and authorizing execution and delivery thereof, certified by an officer of such RCC Credit Party as of the date of the Robertson-Ceco II Corporation Joinder Agreement to be true and correct and in force and effect as of such date.

(iii) Bylaws. A copy of the bylaws or other operating agreement of each Credit Party (including each of the RCC Credit Parties) certified by an officer of such Credit Party (including each of the RCC Credit Parties) as of the date hereof to be true and correct and in force and effect as of such date.

(iv) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to the each Credit Party (including each of the RCC Credit Parties) certified as of a recent date by the appropriate governmental authorities of the state of incorporation or organization.

(v) Incumbency. An incumbency certificate of each Credit Party (including each of the RCC Credit Parties) certified by a secretary or assistant secretary of such Credit Party (including each of the RCC Credit Parties) be true and correct as of the date hereof.

(c) Legal Opinions of Counsel. The Administrative Agent shall have received opinions of legal counsel for (i) the Credit Parties, addressed to the Administrative Agent and the Lenders, which opinions shall provide, among other things, that (A) this Amendment has been duly authorized, executed and delivered by each of the Credit Parties, (B) this Amendment is a valid, binding and enforceable obligation of the Credit Parties and (C) the execution and delivery of this Amendment by the Credit Parties and the consummation of the transactions contemplated thereby will not violate the corporate instruments of the Credit Parties, and shall otherwise be in form and substance acceptable to the Administrative Agent and (ii) each of the RCC Credit Parties, dated the date of the Robertson-Ceco II Corporation Joinder Agreement and addressed to the Administrative Agent and the Lenders, which opinion shall provide, among other things, that (A) the Robertson-Ceco II Corporation Joinder Agreement has been duly authorized, executed and delivered by each of the RCC Credit Parties, (B) the Robertson-Ceco II Corporation Joinder Agreement is a valid, binding and enforceable obligation of each of the RCC Credit Parties and the execution and delivery of the Robertson-Ceco II Corporation Joinder Agreement by each of the RCC Credit Parties and (C) the consummation of the transactions contemplated thereby will not violate the corporate instruments of each of the RCC Credit Parties, and shall otherwise be in form and substance acceptable to the Administrative Agent.

(d) Collateral Documentation. With respect to each of the RCC Credit Parties, the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:

(i) searches of Uniform Commercial Code filings in the jurisdiction of the chief executive office and the jurisdiction of formation of each of the RCC Credit Parties and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii) UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii) searches of ownership of each of the RCC Credit Parties Intellectual Property in the appropriate governmental offices;

(iv) such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in each of the RCC Credit Parties’ Intellectual Property;

(v) all stock certificates, if any, evidencing the Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank undated stock powers attached thereto;

(vi) all instruments and chattel paper in the possession of any of the RCC Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral;

(vii) duly executed consents as are necessary, in the Administrative Agent’s discretion, to perfect the Lenders’ security interest in the Collateral;

(viii) in the case of any personal property Collateral located at premises leased by a RCC Credit Party, such estoppel letters, consents and waivers from the landlords of such real property that the Borrower is able to obtain by using its commercially reasonable efforts; and

(ix) (i) a report from a third party acceptable to the Administrative Agent regarding the Credit Parties’ (including each of the RCC Credit Parties) insurance status and coverage and (ii) copies of insurance policies or certificates of insurance evidencing liability and casualty insurance (including, but not limited to, business interruption insurance) meeting the requirements set forth in the Credit Agreement or in the Security Documents. The Administrative Agent shall be named as loss payee on all casualty insurance policies and as additional insured on all liability insurance policies, in each case for the benefit of the Lenders.

(e) Consents. The Administrative Agent shall have received evidence that all governmental, shareholder and material third party consents and approvals necessary in connection with the financings and other transactions contemplated hereby have been obtained and all applicable waiting periods have expired without any action being taken by any Governmental Authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of the foregoing.

(f) Robertson-Ceco II Corporation Acquisition. The Robertson-Ceco II Corporation Acquisition Documents shall be reasonably satisfactory to the Administrative Agent and all conditions to closing the Robertson-Ceco II Corporation Acquisition shall be fulfilled in accordance with the terms of the Robertson-Ceco II Corporation Acquisition Documents without any material amendment or waiver thereof except as approved by the Administrative Agent.

(g) No Material Adverse Effect. Since October 29, 2005, there has been no material adverse change in the business, properties, prospects, operations or condition (financial or otherwise) of the Borrower or of the Credit Parties (including the RCC Credit Parties) and their Subsidiaries, taken as a whole.

(h) Litigation. There shall not exist any material pending or, to the knowledge of the Credit Parties, threatened litigation, investigation, bankruptcy, insolvency, injunction, order or claim that (i) seeks to enjoin, restrain, restrict, set aside or prohibit, impose material conditions upon or obtain substantial damages in respect of the consummation or performance of this Amendment or the other Credit Documents that has not been settled, dismissed, vacated, discharged or terminated prior to the date hereof or (ii) that the Borrower has reasonably concluded could be expected to have a Material Adverse Effect.

(i) Compliance with Laws. The financings and other transactions contemplated hereby shall be in compliance with all Requirements of Law.

(j) Solvency Certificate. The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer of the Borrower as to the financial condition, solvency and related matters of the Credit Parties and their Subsidiaries, after giving effect to the borrowings under this Amendment, in substantially the form of Schedule 4.1(h) to the Credit Agreement.

(k) Bankruptcy. There shall be no bankruptcy or insolvency proceedings with respect to Credit Parties or any of their Subsidiaries.

(l) Existing Indebtedness of Robertson-Ceco II Corporation. All of the existing Indebtedness for borrowed money of Robertson-Ceco II Corporation and its Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 6.1) shall be repaid in full and all security interests related thereto shall be terminated on the Third Amendment Effective Date.

(m) Financial Statements. The Administrative Agent and the Lenders shall have received copies of the audited financial statements of Robertson-Ceco II Corporation for the fiscal years ended 2003 and 2004, together with the related statements of income or operations, equity and cash flows for the fiscal years ended on such dates, (ii) the unaudited financial statements of Robertson-Ceco II Corporation for the nine-month period ended September 30, 2005, together with the related statements of income or operations, equity and cash flows for the nine-month period ending on such date and (iii) a pro forma balance sheet and statement of income of the Borrower and its Subsidiaries, giving effect to the New Tranche B Term Loan and the other transactions contemplated to occur on the Third Amendment Effective Date, as of the last day of the month that ended immediately prior to the date twenty (20) days prior to the Third Amendment Effective Date, each in form and substance satisfactory to it.

(n) Projections; Officer’s Certificate. The Administrative Agent shall have received from the Borrower, updated financial projections (giving effect to the Robertson-Ceco II Corporation Acquisition) and an officer’s certificate, stating that (i) no action, suit, investigation or proceeding is pending, ongoing or, to the knowledge of any Credit Party, threatened in any court or before any other Governmental Authority that purports to affect any Credit Party or any other transaction contemplated by this Amendment, which action, suit, investigation or proceeding the Borrower has reasonably concluded could be expected to have a Material Adverse Effect and (ii) immediately after giving effect to this Amendment and all the transactions contemplated therein to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, and (C) the Credit Parties are in compliance, after giving effect to this Amendment and the New Tranche B Term Loan, with each of the financial covenants set forth in Section 5.9 (as demonstrated through detailed calculations of such financial covenants on an exhibit to such certificate), in each case in form and substance reasonably satisfactory to the Administrative Agent.

(o) Representations and Warranties. The representations and warranties made by the Credit Parties in the Credit Agreement, in the Security Documents or which are contained in any certificate furnished at any time under or in connection therewith (i) that contain a materiality qualification shall be true and correct on and as of the date hereof as if made on and as of such date (except to the extent such representations and warranties expressly relate to another date in which case such representations and warranties shall be true and correct as of such date) and (ii) that do not contain a materiality qualification shall be true and correct in all material respects on and as of the date hereof as if made on and as of such date (except for those that expressly related to an earlier date).

(p) No Default or Event of Default. No Default or Event of Default has occurred and is continuing or after giving effect to the New Tranche B Term Loan unless such Default or Event of Default shall have been waived in accordance with the Credit Agreement.

(q) Leverage Ratio. The Administrative Agent shall have received evidence that the Leverage Ratio of the Credit Parties and their Subsidiaries on a Consolidated basis is not greater than 3.5 to 1.0, calculated on a pro forma basis giving effect to this Amendment and the transactions to occur on the Third Amendment Effective Date, as of the most recently ended twelve month period as of the last day of the month immediately preceding the Third Amendment Effective Date.

(r) Due Diligence. The Administrative Agent shall have completed its legal and environmental due diligence of each of the RCC Credit Parties with the scope, content and results of such due diligence to be satisfactory to the Administrative Agent in its sole discretion.

(s) Patriot Act Certificate. The Administrative Agent shall have received, at least five (5) Business Days prior to the Third Amendment Effective Date (or such extended time as agreed to by the Administrative Agent), a certificate satisfactory thereto, for benefit of itself and the Lenders, provided by the Borrower that sets forth information required by the Patriot Act, including, without limitation, the identity of the Credit Parties (including each of the RCC Credit Parties), the name and address of the Credit Parties (including each of the RCC Credit Parties) and other information that will allow the Administrative Agent or any Lender, as applicable, to identify the Credit Parties (including each of the RCC Credit Parties) in accordance with the Patriot Act.

(t) Fees and Expenses. The Administrative Agent shall have received from the Borrower (i) all fees set forth in that certain Fee Letter dated March 2, 2006 and (ii) all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation, the reasonable fees and expenses of Moore & Van Allen PLLC.

(u) Miscellaneous. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

SECTION 3

MISCELLANEOUS

3.1 Amended Terms. The term “Credit Agreement” as used in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement and the other Credit Documents are hereby ratified and confirmed and shall remain in full force and effect according to their terms.

3.2 Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d) The representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects as of the date hereof except for those which expressly relate to an earlier date.

(e) After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f) The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Liens.

(g) Except as specifically provided in this Amendment, the Credit Party Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

3.3 Reaffirmation of Credit Party Obligations. Each Credit Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Credit Party Obligations.

3.4 Instrument Pursuant to Credit Agreement. This Amendment is a Credit Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

3.5 Further Assurances. The Credit Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

3.6 No Actions, Claims, Etc. As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

3.7 General Release. In consideration of the Administrative Agent entering into this Amendment, each Credit Party hereby releases the Administrative Agent, the Lenders and the Administrative Agent’s and the Lenders’ respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act under the Credit Agreement on or prior to the date hereof, except, with respect to any such person being released hereby, any actions, causes of action, claims, demands, damage and liabilities arising out of such person’s gross negligence, bad faith or willful misconduct.

3.8 Incremental Facility. The parties hereto acknowledge that the New Tranche B Term Loan does not constitute an Additional Loan or an Incremental Facility.

3.9 Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and expenses of Moore & Van Allen PLLC, and all previously incurred fees and expenses which remain outstanding on the date hereof.

3.10 GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA.

3.11 Counterparts/Telecopy. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of executed counterparts of this Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.

3.12 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3.13 Consent to Jurisdiction; Service of Process; Arbitration; Waivers of Jury Trial and Consequential Damages. The jurisdiction, service of process, arbitration and waiver of jury trial and consequential damages provisions set forth in Sections 9.13, 9.14 and 9.17 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

3.14 Entirety. This Amendment and the other Credit Documents embody the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

[Signature Pages to Follow]

NCI BUILDINGS SYSTEMS, INC.

THIRD AMENDMENT TO CREDIT AGREEMENT

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	NCI BUILDING SYSTEMS, INC.

	By:	/s/ Norman Chambers
	Name:	Norman Chambers
	Title:	President and Chief Operating Officer

GUARANTORS:	NCI OPERATING CORP.
METAL COATERS OF CALIFORNIA, INC.

	By:	/s/ Norman Chambers
	Name:	Norman Chambers
	Title:	President and Chief Operating Officer

A & S BUILDING SYSTEMS, L.P.
NCI BUILDING SYSTEMS, L.P.
METAL BUILDING COMPONENTS, L.P.
NCI GROUP, L.P.

NCI OPERATING CORP.,
as General Partner

	By:	/s/ Norman Chambers
	Name:	Norman Chambers
	Title:	President and Chief Operating Officer

STEELBUILDING.COM, INC.

	By:	/s/ Norman Chambers
	Name:	Norman Chambers
	Title:	President and Chief Operating Officer

NCI BUILDINGS SYSTEMS, INC.

THIRD AMENDMENT TO CREDIT AGREEMENT

NCI HOLDING CORP.

By:	/s/ Todd R. Moore
Name:	Todd R. Moore
Title:	Vice President

NCI BUILDINGS SYSTEMS, INC.

THIRD AMENDMENT TO CREDIT AGREEMENT

ROBERTSON-CECO II CORPORATION

By:	/s/ Norman Chambers
Name:	Norman Chambers
Title:	President and Chief Operating Officer

NCI BUILDINGS SYSTEMS, INC.

THIRD AMENDMENT TO CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent on behalf of the Lenders and as a Lender

	By:	/s/ Leanne S. Phillips
	Name:	Leanne S. Phillips
	Title:	Director

EXHIBIT A

SCHEDULE OF LENDERS AND

COMMITMENTS

Lender	New Tranche B Term Loan Committed Amount	New Tranche B Term Loan Commitment Percentage
Wachovia Bank, National Association	$200,000,000	100%
Total:	$200,000,000	100%

EXHIBIT B

[FORM OF LENDER CONSENT]

CONSENT TO THIRD AMENDMENT TO CREDIT AGREEMENT

This Consent is given pursuant to the Credit Agreement, dated as of June 18, 2004 (as previously amended and modified, the “Existing Credit Agreement”; and as amended by the Third Amendment (as defined below), the “Credit Agreement”), by and among NCI BUILDING SYSTEMS, INC., a Delaware corporation (the “Borrower”), certain Domestic Subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), the lenders from time to time party thereto (the “Lenders”) and Wachovia Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement unless otherwise defined herein.

The undersigned hereby approves the amendment of the Existing Credit Agreement effected by the Third Amendment to Credit Agreement attached as Exhibit 1 hereto (the “Third Amendment”) and authorizes the Administrative Agent to execute and deliver the Third Amendment on its behalf. By its execution below, the undersigned agrees to be bound by the terms and conditions of the Third Amendment and the Credit Agreement.

A duly authorized officer of the undersigned has executed this Consent as of the      day of March, 2006.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT 1

Third Amendment to Credit Agreement